Exhibit 21

SUBSIDIARIES OF PARK NATIONAL CORPORATION

Name of Subsidiary	Jurisdiction of Incorporation or Formation

The Park National Bank (“PNB”)	United States (federally-chartered national banking association)

• Park Investments, Inc. (NOTE: is a wholly-owned subsidiary of PNB)	Delaware

• Scope Leasing, Inc. (NOTE: is a wholly-owned subsidiary of PNB) [Also does business under “Scope Aircraft Finance”]	Ohio

• Park Insurance Group, Inc. (NOTE: is a wholly-owned subsidiary of PNB)	Ohio

• Park Title Agency, LLC. (NOTE: PNB holds 49% of ownership interest and other member, which is not a subsidiary of Park National Corporation, holds 51% of ownership interest)	Ohio

• The following are the divisions of PNB:

* Fairfield National Bank	n/a

* The Park National Bank of Southwest Ohio & Northern Kentucky	n/a

* Century National Bank	n/a

* Second National Bank	n/a

* Richland Bank	n/a

* United Bank	n/a

* First-Knox National Bank	n/a

* Farmers Bank (also sometimes known as “Farmers and Savings Bank”)	n/a

* Security National Bank	n/a

* Unity National Bank	n/a

Name of Subsidiary	Jurisdiction of Incorporation or Formation

Guardian Financial Services Company [Also does business under “Guardian Finance Company”]	Ohio

Park Capital Investments, Inc. (“Park Capital”)	Delaware

• Park National Capital LLC (NOTE: members are Park Capital and PNB)	Delaware

• Security National Capital LLC (NOTE: members are Park Capital and PNB)	Delaware

• First-Knox National Capital LLC (NOTE: members are Park Capital and PNB)	Delaware

• Century National Capital LLC (NOTE: members are Park Capital and PNB)	Delaware

Vision Bank	Florida

• The following are the divisions of Vision Bank:

* Vision Bank Division of Gulf Shores, Alabama	n/a

* Vision Bancshares Financial Group	n/a

Vision Bancshares Trust I (NOTE: Park holds all of the common securities as successor Depositor; floating rate preferred securities are held by institutional investors)	Delaware